Exhibit 99.2

News Announcement

CONTACT:
Star Gas Partners	Robert Rinderman, Steven Hecht
Investor Relations	Jaffoni & Collins Incorporated
203/328-7310	212/835-8500 or SGU@jcir.com

FOR IMMEDIATE RELEASE

STAR GAS ANNOUNCES RECEIPT OF NEW COMPETING PROPOSAL FROM THE SOROS GROUP

STAMFORD, CT (March 23, 2006) - Star Gas Partners, L.P. (the “Partnership” or “Star”) (NYSE: SGU, SGH), a home energy distributor and services provider specializing in heating oil, announced today that it had received a new unsolicited and non-binding competing proposal from the consortium consisting of Soros Fund Management, LLC (“Soros”), Atticus Capital LP (“Atticus”) and Almeida Oil Co., Inc. (“Almeida”) for the strategic recapitalization of the Partnership. The new proposal (the New Soros Group proposal) by this consortium contemplates the formation of a new company, referred to herein as the “Soros Group,” to effectuate the transactions contained in the New Soros Group proposal.

The New Soros Group proposal includes, among other things, a proposed tender offer by the Soros Group for up to 15 million common units at a price of $3.00 per unit. The New Soros Group proposal contemplates a $67.5 million rights offering to Star’s common unitholders at a price of $2.25 per common unit, with the common units purchased by the Soros Group through the tender offer being eligible to participate in the rights offering and the Soros Group providing a standby commitment to backstop the entire rights offering. The New Soros Group proposal would result in the aggregate issuance of 30 million new common units and cash to the Partnership of $67.5 million prior to the payment of termination fees, expenses, incremental interest on Star’s senior notes and other costs.

Pursuant to the New Soros Group proposal, Star Gas, LLC, Star’s current general partner, would remain the general partner of the Partnership, and the Soros Group would have the right to appoint all of the directors of the general partner. The New Soros Group proposal contemplates that Star Gas, LLC would, in consideration of the Soros Group’s standby commitment in the rights offering, (a) agree to relinquish its right to receive distributions from Star pursuant to Star’s partnership agreement (other than with respect to capital actually invested in Star) and (b) cause Star to issue to the Soros Group newly created units which would provide economic benefits substantially equivalent to the new general partner’s rights to receive distributions under the Kestrel Unit Purchase Agreement, as amended.

The New Soros Group proposal contains a number of additional conditions not contained in any prior proposal. The proposal is conditioned on the board of Star Gas, LLC approving the transactions, including the tender offer, contemplated by the New Soros Group proposal and revoking all anti-takeover protections currently contained in the formation and governance documents of Star and its general partner solely with respect to the New Soros Group proposal. The New Soros Group Proposal is also conditioned upon the transfer, for nominal consideration, of a minority equity interest in Star Gas, LLC to the Soros Group and the agreement by all of the equity holders of Star Gas, LLC to: (i) grant the Soros Group the right to appoint all of the members of the board of directors of Star Gas, LLC and (ii) not sell their equity interests in Star Gas, LLC without the prior written consent of the Soros Group. The proposal is further conditioned on the Soros Group being granted the option to acquire all of the equity interests in Star Gas, LLC for a price equal to the value of Star Gas, LLC’s invested capital in Star at the time of exercise of such option.

The Soros Group has asserted that the New Soros Group proposal and the transactions contemplated thereby should not constitute a “Change of Control” under the terms of Star’s senior noteholders indenture and should not require the consent (or vote) of Star’s senior subordinated or junior subordinated unitholders. The Partnership is requesting clarification from the Soros Group as to the basis for these conclusions.

The New Soros Group proposal does not include a conversion of the Partnership’s senior subordinated and junior subordinated units into Star’s common units.

In addition, the New Soros Group proposal does not contemplate maintaining the current arrangements with the holders of Star’s senior notes. The New Soros Group proposal contemplates that the existing arrangements with noteholders will terminate upon the termination of the Kestrel Unit Purchase Agreement and that any future negotiations with such noteholders would be the responsibility of the Soros Group. The New Soros Group proposal indicates that in addition to the cash provided by the rights offering and cash on hand at Star, the Soros Group would arrange debt financing to satisfy any redemption of Star’s senior notes required pursuant to the “Excess Proceeds” clause of Star’s indenture with its senior noteholders. The Soros Group also indicated that they have engaged in discussions with financing sources regarding replacing Star’s existing senior bank facility and providing a facility to fund any purchases under the Excess Proceeds clause of Star’s indenture.

The New Soros Group proposal, like the prior Soros Group proposals, is subject to completion of a confirmatory due diligence review and negotiation and execution of definitive agreements, which diligence review the Soros Group has indicated it will be able to conduct in one week.

The board of directors of Star’s general partner, Star Gas, LLC, will be evaluating the New Soros Group proposal in the near future. As previously announced on February 24, 2006 and March 16, 2006, the Star Gas board had determined that the original and revised Soros Group proposals were not a “Superior Proposal” within the meaning of the Unit Purchase Agreement with Kestrel.

As previously announced on March 16, 2006, the Special Meeting of Star Gas unitholders currently scheduled for 11:00 a.m., local time, on March 24, 2006 will be convened solely for the purpose of adjourning the Special Meeting until 11:00 a.m., local time, on Tuesday, March 28, 2006. The record date for the rights offering contemplated by the Kestrel transaction has been set for the close of business on March 28, 2006. As previously announced, Star does not have the ability to delay the Special Meeting past the record date for the rights offering without Kestrel’s consent. Kestrel has advised the Partnership that it will not grant such consent. Under the Kestrel Unit Purchase Agreement, as amended, the board of Star’s general partner retains the ability to consider unsolicited proposals, and determine that such proposals are “Superior Proposals,” after the date of the Special Meeting and to terminate the Kestrel Unit Purchase Agreement in order to accept a superior proposal.

As previously announced on March 16, 2006, the Kestrel Unit Purchase Agreement, as amended by the Contingent Amendment, provides for, among other things: the receipt by the Partnership of $56.25 million in new equity financing through the issuance to Kestrel of 7,500,000 common units at $2.25 per unit for an aggregate of $16.875 million and the issuance of an additional 17,500,000 common units in a rights offering to Star’s common unitholders at an exercise price of $2.25 per unit for an aggregate of $39.735 million. The rights in the Kestrel transaction agreements are non-transferable, and Kestrel has agreed to buy any common units not subscribed for in the rights offering. Pursuant to the Kestrel transaction, Kestrel Heat, LLC, a wholly owned subsidiary of Kestrel, would become the new general partner of the Partnership.

The agreements relating to the Kestrel transaction can be found as exhibits to the Partnership’s Form 8-K, filed on December 5, 2005. The Partnership has also filed additional proxy materials relating to the Kestrel transaction on January 24, 2006, March 1, 2006, March 13, 2006 and March 17, 2006.

Forward Looking Information

This news release includes “forward-looking statements” which represent the Partnership’s expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the approval of the recapitalization; the effect of weather conditions on our financial performance; anticipated proceeds from weather insurance; the price and supply of home heating oil; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to effect strategic acquisitions or redeploy underperforming assets; the ultimate disposition of excess proceeds from the sale of the propane segment should the recapitalization not be consummated; the impact of litigation; the ongoing impact of the business process redesign project at the heating oil segment and our ability to address issues related to that project; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of current and future environmental, health and safety regulations; customer creditworthiness; and marketing plans. All statements other than statements of historical facts included in this news release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership’s expectations (“Cautionary Statements”) are disclosed in this news release and in the Partnership’s Annual Report on Form 10-K for the year ended September 30, 2005 and its Quarterly Report on

Form 10-Q for the fiscal quarter ended December 31, 2005, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

About Star Gas Partners

Star Gas Partners, L.P. is the nation’s largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership’s SEC filings and by visiting Star’s website at www.star-gas.com.